Exhibit 10.16

TrueBridge Capital Partners LLC

1011 South Hamilton Road, Suite 400

Chapel Hill, North Carolina 27517

August 24, 2020

P10 Intermediate Holdings LLC

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Re:	Sale and Purchase of TrueBridge Capital Partners LLC

Ladies and Gentlemen:

This letter agreement (this “ Letter Agreement”) confirms the agreement by and among: (i) P10 Intermediate Holdings LLC, a Delaware limited liability company (the “Buyer”), (ii) TrueBridge Capital Partners LLC, a Delaware limited liability company (the “Company”), (iii) Edwin Poston and (iv) Mel A. Williams (each of (iii) and (iv) is referred to herein as a “Seller Owner” and, collectively, as the “Seller Owners”), to address certain issues presented by the Sellers’ sale of the Company to the Buyer (the “Acquisition”) pursuant to that certain Sale and Purchase Agreement dated as of August 24, 2020, by and among the Company, the Sellers, the Seller Owners, the Buyer and the Guarantor (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

In connection with the Acquisition and the respective covenants and agreements contained in this Letter Agreement, the parties hereby agree as follows:

1. Company Group GP Entity Carried Interest. The Buyer shall not, and shall cause its affiliates not to, except as is necessary to comply with applicable law or absent the prior written consent of the affected Seller Owner, Knowingly take any action or Knowingly fail to act under the organizational documents of any Company Group GP Entity or TB Fund or otherwise that results in the dilution, reduction or forfeiture of carried interest granted to such Seller Owner (or his affiliate or estate planning vehicle), whether such carry is vested or unvested or whether such action (or failure to act) is permissible under the applicable organizational documents. The Buyer further agrees that any action taken by it or its affiliates in violation of this Section 1 shall be null and void ab initio. Notwithstanding the foregoing, nothing in this Letter Agreement shall amend, modify or waive any Seller Owner’s or its affiliate’s “clawback,” “giveback,” or similar return obligations of such Person under the organizational documents of any Company Group GP Entity or TB Fund, or any right of any Person to enforce such obligations. “Knowingly” shall mean, with respect to the subject Person, (i) as it relates to taking any action, such Person takes the action with actual knowledge following due inquiry that such action would reasonably result in the specified conduct and (ii) as it relates to failing to act, such Person intentionally fails to act with actual knowledge that such failure would reasonably result in the specified conduct.

2. Fund Investments.

(a) The Buyer agrees that each Seller Owner shall, for so long as such Person is an employee of the Company or the Buyer or any of their affiliates, have the opportunity (but not the obligation) to invest in any TB Fund or Buyer Fund on a no-fee, no-carry basis, subject to maximum investment amounts reasonably determined by the Board of Managers of the Company and the Board of Managers of Buyer, respectively, which maximum amounts shall in no event be less than $500,000 per Seller Owner per TB Fund or Buyer Fund, as applicable. Subject to the preceding sentence, the economic and limited liability rights granted to the Seller Owners under any TB Fund agreement (including any agreement of such TB Fund’s general partner, to the extent applicable) shall be pari passu with the other partners, members or shareholders to such agreement. For the avoidance of doubt, the right to invest in any TB Fund and/or Buyer Fund on a no-fee, no-carry basis, as set forth above, shall continue with respect to each such investment for so long as such investment is held by such Seller Owner. As used in this paragraph, each Seller Owner includes his affiliates and estate planning vehicles.

(b) The Seller Owners agree that any Buyer Affiliate shall, for so long as such person is a Buyer Affiliate, have the opportunity (but not the obligation) to invest in any TB Fund on a no-fee, no-carry basis, subject to maximum investment amounts reasonably determined by the Board of Managers of the Company, which maximum amounts shall in no event be less than $5,000,000 per TB Fund for all Buyer Affiliates in the aggregate. Subject to the preceding sentence, the economic and limited liability rights granted to the Buyer Affiliates under any TB Fund agreement (including any agreement of such TB Fund’s general partner, to the extent applicable) shall be pari passu with the other partners, members or shareholders to such agreement (including, without limitation, the Seller Owners and their respective affiliates and estate planning vehicles). For the avoidance of doubt, the right to invest in any TB Fund on a no-fee, no-carry basis, as set forth above, shall continue with respect to each such investment for so long as such investment is held by such Buyer Affiliate.

(c) For purposes of this Section 2, the following terms shall have the meanings set forth below:

(i) “Buyer Affiliate” means the members, managers, principals, partners, officers and employees of Buyer, its direct and indirect subsidiaries and their respective affiliates and estate planning vehicles. For clarity, no Seller Owner is considered a Buyer Affiliate for purposes of this Letter Agreement.

(ii) “Buyer Fund” means any pooled investment vehicle for which Buyer, directly or indirectly (e.g., through RCP Advisors or Five Points Capital), provides Investment Management Services or serves as the sponsor, general partner, managing member, or in any similar capacity (including in any master or feeder fund, parallel fund or other alternative investment vehicle or third party co-investment vehicle, but excluding any “separate account clients”). For clarity, no TB Fund is considered a Buyer Fund for purposes of this Letter Agreement.

3. Capital Obligations; Indemnity. Following the Closing, no member of the Company Group and no member of the Buyer Group shall be required to make any payment to or on behalf of any Seller Owner, Seller or the Company Group GP Entity in respect of any capital commitment, capital contribution, return obligation (including in respect of any capital contributions or “clawback” of Carried Interest) or other similar payment owed by such Seller Owner or Seller to any Company Group GP Entity or TB Fund, directly or indirectly (collectively, the “Excluded Obligations”). Each Seller Owner hereby agrees, up to the amount of the Seller Owner’s direct and indirect interest in the Excluded Obligations giving rise to the subject Losses, to defend, indemnify and hold harmless the Buyer Group, each member of the Company Group and their respective subsidiaries, affiliates, principals, members, partners, directors, officers, employees or agents (each a “Buyer Indemnitee”) from, against and in respect of any Losses suffered or incurred by a Buyer Indemnitee arising out of or resulting from any Excluded Obligation.

4. Effective Date. The terms and provisions of this Letter Agreement shall be effective as of the Closing Date. If the Closing does not occur pursuant to the terms of the Purchase Agreement, this Letter Agreement will be null and void and will have no further force or effect.

5. Miscellaneous.

(a) Governing Law; Jurisdiction; Forum. This Letter Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of, the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Letter Agreement, and consent to the jurisdiction of, the courts of the State of Delaware or the United States of America for the District of Delaware. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to such jurisdiction. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(b) Severability. In the event that any part of this Letter Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Letter Agreement shall remain in full force and effect.

(c) Interpretation. The titles and section headings set forth in this Letter Agreement are for convenience only and shall not be considered as part of agreement of the parties. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders. No provision of this Letter Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

(d) No Third Party Beneficiaries. This Letter Agreement is made solely and specifically among and for the benefit of the parties and the RCP Affiliates, and their respective successors and permitted transferees, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Letter Agreement as a third-party beneficiary or otherwise.

(e) Intended Benefit; Transfer of Interests. This Letter Agreement shall inure to the benefit of, and shall be binding upon, the parties and their respective successors and permitted transferees. No party may transfer any of his or its rights, duties, obligations, or interests hereunder without the prior written consent of the other parties.

(f) Capacity. Each party represents and warrants to the other parties that: (i) such party has full capacity, power, and authority to execute, deliver, and perform this Letter Agreement; and (ii) such party has duly executed and delivered this Letter Agreement, and this Letter Agreement constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

(g) Entire Agreement. This Letter Agreement, including any exhibits, schedules and appendices attached hereto and the agreements referenced herein, contain the entire understanding and agreement among the parties with respect to the specific subject matter hereof, and supersedes any prior understandings, communications, and agreements (whether written or oral) among them with respect to the subject matter hereof.

(h) Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For the avoidance of doubt, affirmation or signature of this Letter Agreement by electronic means shall constitute the execution and delivery of a counterpart of this Letter Agreement by or on behalf of such party intending to be bound by the terms of this Letter Agreement.

(i) Amendments. This Letter Agreement may be amended only by a written instrument signed by each of the parties hereto.

(j) Notices. Any notice, request or other document to be given hereunder to any party hereto shall be given in the manner specified in Section 15.5 of the Purchase Agreement.

(k) Remedies; Non Waiver. No waiver of any breach of this Letter Agreement or of any objection to any act or omission in connection herewith or of any provision hereof shall be implied or claimed by any party or be deemed to constitute a consent to any continuation of such breach, act, or omission or to any waiver, unless in each such case pursuant to a written instrument signed by the party providing such waiver, and then only to the extent set forth therein. A failure or delay by a party in exercising any right, power, privilege, or remedy in respect of this Letter Agreement shall not be presumed to operate as a waiver thereof, and a single or partial exercise of any right, power, privilege, or remedy shall not be presumed to preclude any subsequent or further exercise of that right, power, privilege, or remedy or the exercise of any other right, power, privilege, or remedy.

(l) Binding Effect. Except as provided otherwise herein, this Letter Agreement shall inure to the benefit of, and be binding upon, the parties and their legal representatives, administrators, heirs, successors, and permitted transferees.

[Signature page follows]

Sale and Purchase of TrueBridge Capital Partners LLC

Letter Agreement Signature Page

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Letter Agreement.

Very truly yours,

COMPANY:

TrueBridge Capital Partners LLC

By:	/s/ Edwin Poston
Name: Edwin Poston
Title: Manager

SELLER OWNERS:

/s/ Edwin Poston
Edwin Poston

/s/ Mel A. Williams
Mel A. Williams

Accepted and agreed as of the date first written above:

P10 Intermediate Holdings LLC

By:	/s/ William F. Souder
Name: William F. Souder
Title: Chief Executive Officer